EXHIBIT 5.3

[LETTERHEAD OF STEWART McKELVEY]

Suite 900	Correspondence:	Telephone: 902.420.3200
Purdy’s Wharf Tower One	P.O. Box 997	Fax: 902.420.1417
1959 Upper Water Street	Halifax, NS	halifax@smss.com
Halifax, NS	Canada B3J 2X2	www.smss.com
Canada B3J 3N2

File Reference: NS33827-8

March 8, 2007

VIA COURIER

Angiotech Pharmaceuticals, Inc.

1618 Station Street

Vancouver, BC V6A 1B6

Dear Sirs/Mesdames:

Re:	US$325,000,000 Aggregate Principal Amount of Senior Floating Rate Notes Due 2013 of Angiotech Pharmaceuticals, Inc. (the “Company”)

We have acted as special Nova Scotia counsel to 3091796 Nova Scotia Company, 3091797 Nova Scotia Company, 3091798 Nova Scotia Company, 3091799 Nova Scotia Company, 3129537 Nova Scotia Company, 3129538 Nova Scotia Company, 3129539 Nova Scotia Company, 3129540 Nova Scotia Company, 3129541 Nova Scotia Company, 3132933 Nova Scotia Company, 3132934 Nova Scotia Company, 3132935 Nova Scotia Company, 3132936 Nova Scotia Company, Angiotech International Holdings, Corp. and Tercentenary Holdings, Corp. (collectively, the “Nova Scotia Companies”) in connection with (i) the registration of US$325,000,000 aggregate principal amount of the Company’s Senior Floating Rate Notes due 2013 (the “Notes”) under the Securities Act of 1933 to be issued in exchange for the Company’s Senior Floating Rate Notes due 2013 outstanding on the date hereof, issued under the Indenture dated as of December 11, 2006 (the “Indenture”), among the Company, as issuer, certain of the Company’s subsidiaries, including each of the Nova Scotia Companies (collectively, the “Guarantors”) and Wells Fargo Bank, N.A., as trustee (the “Trustee”); and (ii) the guarantees of each of the Guarantors endorsed upon the Notes (the “Guarantees”).

For the purposes of these opinions, we have examined originals or copies, certified or otherwise identified to our satisfaction of such records, certificates, resolutions, instruments, documents and papers, including corporate records, instruments and certificates of public officials, and the certificates of officers, representatives of the Nova Scotia Companies and have made such examinations and investigations of law, as we have considered necessary or desirable as the basis for the opinions hereinafter expressed.

Our service as special counsel to the Nova Scotia Companies is limited solely to the preparation of the opinion contained herein. As such counsel, we have reviewed the following documents:

Angiotech Pharmaceuticals, Inc.

March 8, 2007

A.	the memorandum of association, articles of association, records of corporate proceedings, written resolutions and registers of each of the Nova Scotia Companies contained in the minute books of the Nova Scotia Companies;

B.	a certificate of status issued on behalf of the Registrar of Joint Stock Companies of the Province of Nova Scotia dated March 7, 2007 for each of the Nova Scotia Companies (collectively, the “Certificates of Status”);

C.	a certificate of one or more officers common to each of the Nova Scotia Companies dated the date hereof (the “Officer’s Certificate”);

D.	a draft copy of the form of Notes;

E.	a draft copy of the form of Guarantees of each of the Nova Scotia Companies;

F.	the Indenture;

G.	the registration rights agreement, dated as of December 11, 2006 (the “Registration Rights Agreement”) between the initial purchasers party thereto (the “Initial Purchasers”), the Company and the Guarantors; and

H.	the combined registration statement on Forms F-10, F-4 and S-4 dated March 8, 2007 relating to the Notes and the Guarantees (the “Registration Statement”).

The Notes, the Guarantees and the Indenture are collectively referred to as the “U.S. Documents”.

In our examination of such documents, we have assumed the genuineness of all signatures and the authority of all persons signing documents examined by us on behalf of parties thereto, the authenticity of all documents submitted to us as originals, the conformity to authentic originals of all documents submitted to us as certified, notarial or true copies or facsimiles, the identity and capacity of all individuals acting or purporting to act as public officials, that all certificates of public officials are accurate and the veracity of all information contained in such documents as of the date hereof. We have relied upon the accuracy of the factual matters contained in the Officer’s Certificate, which factual matters have not been independently investigated or verified by us.

For the purposes of the opinions expressed herein, we have also assumed:

A.	that each of the Initial Purchasers, the Trustee, the Company and the Guarantors, other than the Nova Scotia Companies, have duly authorized, executed and delivered the documents to which each of them is a party and that each of such documents is a valid, binding and enforceable obligation of each of them;

B.	the completeness and accuracy of all statements of fact set forth in the Officer’s Certificate; and

Angiotech Pharmaceuticals, Inc.

March 8, 2007

C.	for the purpose of our opinion in paragraph 1, that the Certificates of Status evidence the subsistence of the Nova Scotia Companies, that the Nova Scotia Companies have not been dissolved as of the date hereof and that certificates of status bearing today’s date could be obtained if requested.

Our opinions herein are restricted to the laws of the Province of Nova Scotia and the federal laws of Canada applicable therein.

Based upon and subject to the foregoing we are of the opinion that:

1.	Each of the Nova Scotia Companies is duly incorporated and exists under the laws of the Province of Nova Scotia and each of the Nova Scotia Companies is, with respect to the records of the Registrar of Joint Stock Companies, validly existing with respect to the filing of annual returns.

2.	Each of the Nova Scotia Companies has the necessary corporate power and capacity to enter into and perform all of its obligations under the U.S. Documents.

3.	Each of the Nova Scotia Companies has taken all action necessary to authorize, execute, deliver and perform its obligations under the U.S. Documents.

4.	The execution and delivery of the U.S. Documents and the performance by each of the Nova Scotia Companies of its obligations thereunder do not and will not contravene, breach or conflict with (i) any terms or provisions of its memorandum of association and articles of association, or (ii) any provisions of any existing applicable law, statute, published rule or regulation of the Province of Nova Scotia or Canada applicable therein to which any of the Nova Scotia Companies is subject.

This opinion is being forwarded for the sole benefit of the addressees hereof in connection with the Registration Statement, and may not be relied upon by any person or entity without our express prior written consent other than as required by United States’ federal securities laws. This opinion is given as at the date hereof and we disclaim any obligation or undertaking to advise any person of any change in law or fact which may come to our attention after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Yours truly,

STEWART MCKELVEY